Exhibit 5.1
Consent of Independent Auditors
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-10 and related short form base shelf prospectus of The Toronto-Dominion Bank for the registration of its Debt Securities (Subordinated Indebtedness), Common Shares, Class A First Preferred Shares, and Warrants and to the incorporation therein of our reports dated November 28, 2007 to the shareholders of the Bank with respect to the Consolidated Financial Statements of The Toronto-Dominion Bank and the effectiveness of internal control over financial reporting of The Toronto-Dominion Bank, included in its Annual Report (Form 40-F) for the year ended October 31, 2007 filed with the Securities and Exchange Commission.
     Our audits also included the reconciliation of Canadian and U.S. Generally Accepted Accounting Principles as at October 31, 2007 and 2006 and for each of the years then ended in the Reconciliation of Canadian and U.S. Generally Accepted Accounting Principles listed in Exhibit 99.4 to Form 40-F for the year ended October 31, 2007. This exhibit is the responsibility of the Bank’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the information in the exhibit referred to above as at and for each of the years ended October 31, 2007 and 2006, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP
Chartered Accountants Licensed Public Accountants Toronto, Canada September 29, 2008

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